                                                                    EXHIBIT 10.1

                               CORIXA CORPORATION

               [FORM OF] AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      Pursuant to this Amended and Restated Employment Agreement (the "Agreement"), dated as of January 6, 2005, [______________________]
("Executive") and Corixa Corporation, a Delaware corporation ("Company"), hereby amend and restate Executive's Employment Agreement with Company, dated [_________________________, 2001], to read in its entirety as follows:

      1.    DUTIES.

            (a) POSITION. Executive is employed as [______________________] of the Company, reporting to the Company's chairman and chief executive officer. The duties and responsibilities of Executive shall include the duties and responsibilities for the direct supervision, direction and control of the Company's [______________________]. Executive shall perform such duties as from time to time may be prescribed for him or her by the Company's chief executive officer or the Company's Board of Directors (the "Board"), in all cases to be consistent with Executive's corporate offices and positions.

            (b) OBLIGATIONS TO THE COMPANY. Executive agrees to the best of his or her ability and experience that she will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of Executive's employment relationship with the Company, Executive further agrees that he or she will devote all of his or her business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria, from serving on boards of charitable organizations, or from owning no more than 3% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq National Market, provided that such activities do not materially interfere with Executive's obligations to the Company as described above. Executive will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of Executive's employment.

      2. AT-WILL EMPLOYMENT. The employment of Executive under this Agreement shall be for an unspecified term. The Company and Executive acknowledge and agree that Executive's employment is and shall continue to be at-will, as defined under applicable law, and that notwithstanding any other obligation under this Agreement, Executive's employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice.

      3. COMPENSATION. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 3.

            (a) SALARY. During calendar year 2005, Executive shall receive a monthly base salary of $[_________________], which is equivalent to $[______________________] on an annualized basis. Executive's monthly base salary will be payable pursuant to the Company's normal payroll practices for payment of salary to executive employees. Executive's base salary will be reviewed as part of the Company's normal salary review process.

            (b)   EQUITY COMPENSATION.

                  (i) STOCK OPTION GRANTS. In addition to new hire option grants and any other outstanding options that Executive may currently hold, Executive is eligible to participate in the Stock Incentive Program (the "Program") whereby each year Executive may receive an option for up to [________] shares of Company common stock (the "Option"). The number of shares awarded will be based solely on the Company's achievement of scientific and business goals solely determined by the Board prior to the start of each fiscal year. Options earned under this Program will be granted no later than February following the close of the applicable fiscal year. Any Option granted pursuant to this Program will have a purchase price equal to the fair market value on the grant date, and shall be subject to the terms of a Stock Option Agreement, the form of which is attached hereto as Exhibit A. The Option will vest and become exercisable over a four (4) year vesting period such that 1/48 of the total number of Option shares will vest and become exercisable on each monthly anniversary. Subject to Sections 3(b)(iii), 4(b)(iv), 4(c)(iv) and 4(d)(i)(D), vesting is contingent upon Executive's continued employment with the Company. Executive acknowledges and agrees that the compensation provided in Section 3(b)(ii) is intended to be in lieu of any annual discretionary stock options Executive may have been eligible to receive pursuant to this Section 3(b)(i) with respect to the 2004 calendar year and that Executive will not be eligible to receive an annual discretionary stock option grant under this Section 3(b)(i) with respect to the 2004 calendar year.

                  (ii) 2005 STOCK OPTION GRANT. On December 15, 2004, Executive was granted an additional compensatory stock option to purchase up to 150,000 shares of the Company's common stock under the Company's 2001 Stock Incentive Plan (the "2005 Stock Options"). Thirty-three percent (33%) of the shares subject to the 2005 Options shall vest on June 30, 2005; the remaining sixty-seven percent (67%) of the shares subject to the 2005 Options will vest in equal monthly installments on the last day of the month over the 18-month period commencing on July 1, 2005 and ending on December 31, 2006. The 2005 Options have an exercise price per share equal to one hundred percent (100%) of the fair market value per share of the Company's common stock on the date(s) of grant. All other terms of the 2005 Options will be in accordance with the terms and requirements of the 2001 Stock Incentive Plan and the Company's form of stock option agreement. Subject to Sections 3(b)(iii), 4(b)(iv) and 4(c)(iv), vesting is contingent upon Executive's continued employment with the Company. There shall be no accelerated vesting of the 2005 Options that remain unvested as of the date of the Executive's voluntary termination in the event the Executive chooses to voluntarily terminate his or her employment with the Company in accordance with Section 4(d) below.

                  (iii) ACCELERATION. In the event of a Change of Control (as defined in Section 5(a) of this Agreement), (i) if any of Executive's outstanding options (the "Awards") are assumed or an equivalent option is substituted by such successor corporation or a parent or subsidiary of such successor corporation (the "Successor Corporation"), one half of the then unvested portion of the Awards shall be deemed to have vested immediately prior to the transaction, (ii) if the Awards are not assumed or an equivalent option is not substituted by the Successor Corporation, all of the then unvested portion of the Awards shall be deemed to have vested immediately prior to such transaction and (iii) if Executive is terminated without Cause (as defined below in Section 5(b)) or if Executive Resigns For Good Reason (as defined in Section 5(c)) within twelve (12) months following the consummation of the transaction where the Successor Corporation assumed the Awards or substituted an equivalent option, the entire unvested portion of the Awards held by Executive shall be deemed to have vested and become fully exercisable immediately prior to any such termination or resignation. If the vesting of the Awards is accelerated pursuant to this Section 3(b)(iii), the Company shall notify Executive that the vesting of the Awards has been accelerated and Executive shall have the right to exercise the Awards prior to the transaction, termination or resignation, as applicable.

            (c)   CASH BONUSES.

                  (i) DISCRETIONARY BONUSES. Except as otherwise provided in Sections 3(c)(ii) below, Executive is eligible for an annual discretionary cash bonus equal to up to [__]% of Executive's then current base salary. This discretionary bonus will be based upon (i) the Company's achievement of scientific and business goals solely determined by the Board in November of the previous fiscal year and (ii) Executive's achievement of personal performance objectives established and approved by the Company no later than February each fiscal year. Payment of any earned bonus shall be made no later than February following the close of the applicable fiscal year. In addition, Executive may be entitled to other incentive bonuses as solely determined by the Board or the Company's Compensation Committee from time to time. Executive acknowledges and agrees that the compensation provided in Section 3(c)(ii) is intended to be in lieu of any annual discretionary cash bonus Executive may have been eligible to receive pursuant to this Section 3(c)(i) with respect to the 2004 calendar year and that Executive will not be eligible to receive an annual discretionary cash bonus under this Section 3(c)(i) with respect to the 2004 calendar year.

                  (ii) QUALIFYING STRATEGIC TRANSACTION BONUS. Only during 2005, Executive is eligible to receive a cash bonus equal to the Total Incentive Payment (as defined in Section 5(d) below). Twenty-five percent (25%) of the Total Incentive Payment will be paid to Executive on June 30, 2005; provided, that Executive is then employed by the Company. Executive shall receive the remaining seventy-five percent (75%) of the Total Incentive Payment if and only if the Company completes a Qualifying Strategic Transaction (as defined in Section 5(e) below); provided, however, that the Board reserves the right to pay Executive, prior to December 31, 2005, an amount equal to or less than the remaining seventy-five percent (75%) of the Total Incentive Payment if the Company fails to complete a Qualifying Strategic Transaction, based solely on the Board's discretion and opinion as to the Company's achievement of scientific and business goals and Executive's achievement of personal performance objectives. The remaining seventy-five percent (75%) of the Total Incentive

Payment will be paid to Executive, if eligible, as soon as practicable following the date the Company completes a Qualifying Strategic Transaction. In the event Executive's employment is terminated by the Company (or a successor entity) without Cause or by Executive's Resignation For Good Reason, the entire Qualified Strategic Transaction Bonus shall be paid to Executive, regardless of whether a Qualified Strategic Transaction has been completed. Such payment shall be in addition to payments further due to Executive pursuant to Section 4(b) below.

            (d) ADDITIONAL BENEFITS. Executive is eligible to participate in the Company's employee benefit plans of general application in accordance with the rules established for individual participation in any such plan and under applicable law.

            (e) INDEMNIFICATION. Executive has previously entered into the Company's standard form of Indemnification Agreement, attached hereto as Exhibit B, providing indemnification to Executive to the maximum extent permitted by law, and in accordance therewith, the Company has agreed to advance any expenses for which indemnification is available to the extent allowed by applicable law.

            (f) VACATION. Executive is eligible to accrue up to 20 days of paid vacation per year, which vacation may be used in the year in which accrued or in a subsequent year, subject to the Company's policies with respect to maximum accrual of unused vacation.

      4. SEVERANCE BENEFITS. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 4. Executive's entitlement to such severance benefits shall be conditioned upon Executive's execution and delivery to the Company of (i) a general release of all claims, (ii) a resignation from all of Executive's positions with the Company and (iii) an agreement not to directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during Executive's employment and (b) on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company during Executive's employment with the Company. Any payment of severance benefits under the terms of this Agreement will be subject to all applicable tax withholding

            (a) VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. Except as otherwise provided in Section 4(d), if Executive voluntarily elects to terminate his or her employment with the Company other than by Executive's Resignation For Good Reason, as defined in Section 5(c) below, or if the Company or a successor entity terminates Executive's employment for Cause, as defined in Section 5(b) below, or Executive dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of the Board, Executive cannot perform reasonably the duties specified in Section 1 above, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive's termination of employment and Executive's benefits will be continued solely to the extent of the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

            (b) INVOLUNTARY TERMINATION APART FROM A CHANGE OF CONTROL. If Executive's employment is terminated by the Company or a successor entity without Cause or by Executive's Resignation For Good Reason prior to or more than twelve (12) months after, a Change of Control (as defined below), Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive's termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

                  (i) continued payment of his or her base salary for a period of twelve (12) months following the date of termination, in accordance with the Company's normal payroll practices;

                  (ii) reimbursement of his or her premium cost for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the California Continuation of Benefits Replacement Act of 1997, as amended, whichever is applicable, for the lesser of the first twelve
(12) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer's health insurance plan, provided Executive makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

                  (iii) payment of 100% of Executive's current year discretionary cash bonus regardless of the Company's or Executive's achievement of the goals referred to in Section 3(c) of this Agreement;

                  (iv) accelerated vesting as to 50% of Executive's then unvested option shares; and

                  (v) reimbursement for up to $20,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to the Company that the amount involved was expended and related to obtaining new employment.

            (c) INVOLUNTARY TERMINATION FOLLOWING A CHANGE OF CONTROL. If Executive's employment is terminated by the Company or a successor entity without Cause or by Executive's Resignation For Good Reason in either case within twelve (12) months following a Change of Control, Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive's termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

                  (i) continued payment of his or her base salary for a period of eighteen (18) months following the date of termination, in accordance with the Company's normal payroll practices;

                  (ii) reimbursement of his or her premium cost for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the California Continuation of Benefits Replacement Act of 1997, as amended, whichever is applicable, for the lesser of the first eighteen (18) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer's health insurance plan, provided Executive makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

                  (iii) payment of one hundred and fifty percent (150%) of Executive's current year discretionary cash bonus regardless of the Company's or Executive's achievement of the goals referred to in Section 3(c) of this Agreement;

                  (iv) accelerated vesting of one hundred percent (100%) of all the unvested option shares pursuant to the terms of Section 3(b)(ii) of this Agreement; and

                  (v) reimbursement for up to $20,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to the Company that the amount involved was expended and related to obtaining new employment.

            (d)   VOLUNTARY TERMINATION IN 2005.

                  (i) Notwithstanding Section 4(a), subject to Board approval as described in 4(d)(ii) below, if Executive voluntarily elects to terminate his or her employment with the Company, whether or not such termination constitutes a Resignation For Good Reason (as defined in 5(c) below), during the period of time beginning on, and including, July 1, 2005 and ending on, and including, December 31, 2005, Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive's termination of employment, and, in addition, Executive will be entitled to receive the following benefits:

                        (A) continued payment of his or her base salary for a period of twelve (12) months following the date of termination, in accordance with the Company's normal payroll practices;

                        (B) reimbursement of his or her premium cost for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the California Continuation of Benefits Replacement Act of 1997, as amended, whichever is applicable, for the lesser of the first twelve
(12) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer's health insurance plan, provided Executive makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

                        (C) payment of 100% of Executive's 2005 discretionary cash bonus, regardless of the Company's or Executive's achievement of the goals referred to in Section 3(c) of this Agreement; and

                        (D) accelerated vesting as to 50% of Executive's then unvested option shares (other than shares subject to the 2005 Options).

                  (ii) In the event Executive elects to voluntarily terminate employment pursuant to Section 4(d)(i) above, the Board may withhold its consent to such termination if the Board is of the opinion that the continued employment of Executive is essential to the successful completion of a pending Qualifying Strategic Transaction. Upon the Board's determination that Executive's continued employment is no longer essential to the successful completion of the pending Qualifying Strategic Transaction, the period of time described in Section 4(d)(i) shall be extended by 30 days beyond the date of such Board determination.

      5. DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

            (a) "CHANGE OF CONTROL" means a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

            (b) "CAUSE" means the determination by the Board of any of the following: (i) Executive's failure to perform Executive's duties and responsibilities to the Company in a manner satisfactory to the Board; (ii) Executive's violation of a Company policy; (iii) Executive's violation of any state or federal law, including but not limited to any act of fraud, embezzlement or dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company, including the Company's reputation; (iv) Executive's unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (v) Executive's breach of any of his or her or her obligations under any written agreement or covenant with the Company.

            (c) "RESIGNATION FOR GOOD REASON" means, subject to the right of either party to arbitrate a dispute with respect thereto in accordance with
Section 13 below, Executive's resignation as a result of, and within 30 days following: (i) a change in Executive's position such that he or she is not a corporate officer of the Company (or a successor company, in the event of a Change of Control); (ii) a significant and substantial reduction in Executive's job, duties, or responsibilities in a manner that is substantially and materially inconsistent with the position, duties, or responsibilities held by Executive immediately before such reduction; (iii) any reduction in Executive's base salary other than in connection with and consistent with a general reduction of all officer base salaries; or (iv) a relocation of the Company's executive offices to a location more than 50 miles away from their current location provided such change increases Executive's commute by 25 miles or 45 minutes.

            (d)   "TOTAL INCENTIVE PAYMENT" means $[___________].

            (e) "QUALIFYING STRATEGIC TRANSACTION" means (i) any Change of Control and (ii) any acquisition by the Company of another company (or all or substantially all of its assets), whether by means of a merger, stock purchase, asset purchase, reorganization or otherwise, which transaction is consummated on or before December 31, 2005.

      6. LIMITATION ON PAYMENTS. In the event that the stock option grant in 3(b)(ii) or any of the benefits provided for in Sections 3(b)(iii), 3(c)(ii) and 4 above (i) constitute "parachute payments" within the meaning of Section 280G of the Code , and (ii) but for this Section 6 would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then such benefits shall be either:

            (a)   delivered in full, or

            (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Code Section 4999, whichever amount, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

      Any determination required under this Section 6 shall be made in writing by the Company's independent accountants, whose determination shall be conclusive and binding for all purposes on the Company and any affected Executive. In the event that (a) above applies, then Executive shall be responsible for any excise taxes imposed with respect to such benefits. In the event that (b) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

      7. CONFIDENTIALITY AGREEMENT. Executive has signed a Proprietary Information and Inventions Agreement (the "Proprietary Agreement") that is incorporated by reference and made a part of this Agreement and the form of which is attached hereto as Exhibit C. Executive hereby represents and warrants to the Company that Executive has complied with all obligations under the Proprietary Agreement and agrees to continue to abide by the terms of the Proprietary Agreement and further agrees that the provisions of the Proprietary Agreement shall survive any termination of this Agreement or of Executive's employment relationship with the Company in accordance with the terms of the Proprietary Agreement.

      8. CONFIDENTIALITY OF TERMS. Executive agrees to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary or stock purchase allocations to any person, including other employees of the Company (other than such employees who have a need to know such information); provided, however, that Executive may discuss such terms with members of his or her immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice.

      9. COVENANTS. In addition to the obligations to which Executive agreed by executing the Proprietary Agreement, Executive understands and agrees that during the term of

Executive's employment with the Company, and for the greater of (i) the duration of any payments to Executive of severance benefits pursuant to Section 4 of this Agreement or (ii) one (1) year after the termination of Executive's employment with the Company, Executive will not do any of the following:

            (a) COMPETE. Without the Company's prior written consent, Executive will not directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (i) being commercially developed or exploited by the Company during Executive's employment and (ii) on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company during Executive's employment with the Company.

            (b) SOLICIT BUSINESS. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or her, her or its purchase of the Company's products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

            (c) SOLICIT PERSONNEL. Solicit or influence or attempt to influence any of the Company's employees, consultants or other service providers to terminate or otherwise cease his or her, her or its employment, consulting or service relationships with the Company or to become an employee, consultant or service provider of any competitor of the Company.

      10. BREACH OF THE AGREEMENT. Executive acknowledges that upon his or her breach of this Agreement or the Proprietary Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Executive agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Executive from committing or continuing any such violation of the Agreement or the Proprietary Agreement. Executive acknowledges and agrees that upon Executive's material or intentional breach of any of the provisions of the Agreement (including Section
9) or the Proprietary Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company's obligations to provide benefits to Executive as described in this Agreement, including without limitation those benefits provided in Section 4, shall immediately terminate.

      11. ENTIRE AGREEMENT. This Agreement, including the Proprietary Agreement that Executive has signed, sets forth the entire agreement and understanding of the parties relating to the subject matter herein, supercedes any prior agreement, and merges all prior discussions between them.

      12. CONFLICTS. Executive represents and warrants that his or her performance of all the terms of this Agreement will not breach any other agreement or understanding to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

      13. DISPUTE RESOLUTION. In the event of any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof (including a dispute as to whether Cause or Resignation For Good Reason exists), the parties hereto shall first submit their dispute to formal mediation. The Company shall select a mediator reasonably acceptable to both parties. In the event that the parties cannot reach resolution through formal mediation, the dispute shall be settled by arbitration in Seattle, Washington, in accordance with the Rules of the American Arbitration Association then in effect. Each party shall pay his or her, her or its own costs (including attorneys' fees) in connection with such mediation or arbitration. To the extent such mediation or arbitration requires the submission of any information that either party claims is confidential information, the parties agree that such mediation or arbitration shall be confidential proceeding. Judgment upon the award rendered by the mediator or arbitrator may be entered in any court of competent jurisdiction. If any proceeding is necessary to enforce the mediation or arbitration award, the prevailing party shall be entitled to reasonable attorneys fees and costs and disbursements, in addition to any other relief to which such party may be entitled. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief directly from a court of competent jurisdiction (without prior arbitration) with respect to any alleged breach of the Proprietary Agreement or Section 9, including specific performance and injunctions, restraining Executive from committing or continuing to commit such alleged breach.

      14. SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive's rights hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      15.   MISCELLANEOUS PROVISIONS.

            (a) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

            (b) NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

            (c) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to its or any other jurisdiction's principles of conflict of laws.

            (d) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

            (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            (f) ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

            (g) SECTION 409A OF THE CODE. This Agreement is intended to constitute an enforceable contract for the payment of compensation, severance and certain other benefits. The Agreement is not intended to constitute a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the amounts of any benefits due to Executive hereunder.

                            [Signature Page Follows]

      The parties have executed this Amended and Restated Employment Agreement as of the date first written above.

                                            CORIXA CORPORATION

                                            By:_________________________________
                                               ____________
                                               ____________

                                            Address:  1124 Columbia Street
                                                      Suite 200
                                                      Seattle, WA 98104

                                            [EXECUTIVE NAME]

                                            ____________________________________

                                            Address:
                                                      __________________________
                                                      __________________________
                                                      __________________________

          SCHEDULE OF EXECUTIVES WHO ARE PARTIES TO CORIXA CORPORATION
                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

NAME OF             ANNUAL    ANNUAL STOCK   ANNUAL DISCRETIONARY   TOTAL INCENTIVE
EXECUTIVE           SALARY    OPTION GRANT          BONUSES             PAYMENT
-----------------  --------   ------------   --------------------   ---------------
Steven Gillis      $500,000     100,000      45% of then current       $745,000
                                                 Annual Salary

Michelle Burris    $294,000      45,000      30% of then current       $378,000
                                                 Annual Salary

David Fanning      $320,250      45,000      30% of then current       $405,000
                                                 Annual Salary

Kathleen                                     30% of then current
McKereghan         $244,125      45,000          Annual Salary         $310,000